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Exhibit (a)(2)(H)

This document is important and requires your immediate attention. If you are in doubt about how to respond to the offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional adviser. Enquiries concerning the information in this document should be directed to Innisfree M&A Incorporated at the telephone numbers listed on the back page.

NOTICE OF CHANGE TO
DIRECTORS' CIRCULAR
Relating to the offer by

BARRICK GOLD CORPORATION
to purchase all of the common shares of

NOVAGOLD RESOURCES INC.
for US$14.50 per common share

DIRECTORS' RECOMMENDATION

        The Board of Directors continues to recommend that shareholders REJECT the offer and NOT TENDER their common shares to the offer.

Information contained in this Notice of Change updates and supercedes certain information contained in the directors' circular ("Directors' Circular") dated August 12, 2006 issued by the board of directors of NovaGold Resources Inc. (the "Board of Directors") relating to the offer (the "Barrick Offer") by Barrick Gold Corporation ("Barrick") to purchase all of the shares of NovaGold (the "Shares") at a price of US$14.50 per Share. This Notice of Change should be read in conjunction with the Directors' Circular.

August 24, 2006

NOTICE TO NON-CANADIAN SHAREHOLDERS

The financial statements of NovaGold are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions. The enforcement by Shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that NovaGold Resources Inc. is incorporated under the laws of Nova Scotia, the majority of its executive officers and directors are residents of Canada and that a substantial portion of the assets of NovaGold Resources Inc. are located outside the United States. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the U.S. Securities and Exchange commission applicable to United States companies. See "Note Concerning Resource Calculations".

AVAILABILITY OF DISCLOSURE DOCUMENTS

        NovaGold Resources Inc. ("NovaGold") is a reporting issuer or equivalent in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Nova Scotia and Newfoundland and Labrador and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities and with the U.S. Securities and Exchange Commission ("SEC"). Continuous disclosure documents are available at www.sedar.com and at the SEC's web site at www.sec.gov.

NOTICE OF CHANGE TO DIRECTORS' CIRCULAR

        This Notice of Change relating to the Directors' Circular is issued by the Board Of Directors in connection with the Barrick Offer and updates and supercedes certain information contained in the Directors' Circular. Notice of Change should be read in conjunction the Directors' Circular.

RECENT DEVELOPMENTS

        On August 24, 2006, NovaGold announced updated mineral resource estimates for its Donlin Creek, Galore Creek and Nome Operations projects.

Summary

        NovaGold's projects are located in the resource-rich region of Alaska and Western Canada, an area with a long history of mining, a stable political environment and a favourable investment climate that encourages resource development. NovaGold holds interests in several of the largest undeveloped gold and copper deposits in North America. Using updated economic parameters, NovaGold's total resource base is as follows:

NovaGold Gold, Silver and Copper Resource Base(1)

Project	Resource Category	Gold (M ozs)	Silver (M ozs)	Gold Equiv.(2) (Gold + Silver) (M ozs)	Copper (B lbs)

Donlin Creek	Measured & Indicated	11.3	—	11.3	—
(70%)(3)	Inferred	11.6	—	11.6	—

Galore Creek	Measured & Indicated	7.4	117.1	9.2	8.5
(100%)(4)	Inferred	2.0	35.7	2.6	2.4

Copper Canyon
(80%)(4)	Inferred	2.3	30.3	2.8	1.0

Nome Operations(5)	Measured & Indicated	1.9	—	1.9	—
(100%)	Inferred	1.4	—	1.4	—

Ambler(5)
(51%)(4)	Inferred	0.4	32.7	0.9	1.6

Total	Measured & Indicated	20.6	117.1	22.4	8.5
	Inferred	17.7	98.7	19.3	5.1

Notes:

(1)
Mineral resources that are not mineral reserves do not have demonstrated economic viability. Resource estimates are tabulated on criteria provided within this release for each project. Inferred Resources are in addition to Measured and Indicated Resources. See "Note Concerning Resource Calculations".

(2)
Calculation based on conversion of silver to gold equivalent using US$450/oz for gold and US$7/oz for silver.

(3)
Previous tabulations have shown this interest at 30%. See "— The Donlin Creek Project" below.

(4)
Interest being earned under to earn-in agreements with Copper Canyon Resources Ltd. (Copper Canyon), and subsidiaries of Rio Tinto/Hudbay Minerals (Galore Creek) and Rio Tinto (Ambler).

(5)
Nome Operations includes the Rock Creek, Big Hurrah, Saddle and Nome Gold deposits. These estimates include historical resources for Saddle, Nome Gold and Ambler that are not NI 43-101 compliant. Technical reports describing these resources can be found on SEDAR (www.sedar.com). See "Note Concerning Resource Calculations".

Donlin Creek Resource Estimate

        NovaGold has re-tabulated the January 2006 resource estimate for the Donlin Creek gold deposit located in Alaska using revised economic parameters at a 0.76 grams per tonne (g/t) gold cut-off grade constrained within a US$500/oz gold conceptual pit. The 0.76 g/t gold cut-off grade is based on an assumed 60,000 tonnes-per-day mill processing rate and a gold price of US$500/oz. This re-tabulated estimate is meant to more accurately reflect current economic conditions, but does not include results from Barrick Gold Corporation's ("Barrick") current 80,000 meter drilling program. This estimate results in a significant increase in Measured, Indicated and Inferred Resources. Compared with the January 2006 reported resource, which used a 1.2 g/t gold cut-off grade (US$400/oz gold price) constrained within a US$450/oz gold conceptual pit, the Measured and Indicated Resource category increased by 9% to 16.1 million ounces of gold grading an average of 2.33 g/t gold. The Inferred Resource increased by 22% to 16.6 million ounces of gold grading 2.27 g/t gold.

Donlin Creek Mineral Resource Estimate (100% basis)(1)(2)

Resource Category	Tonnes (Millions)	Gold Grade (g/t)	Ounces (Millions)

Measured(2)	16.1	2.84	1.5
Indicated	199.2	2.28	14.6

Measured & Indicated(3)	215.3	2.33	16.1
Inferred(4)	227.6	2.27	16.6

Notes:

(1)
Based on drilling results reported in the January 2006 resource estimate and technical report. NovaGold currently holds a 70% interest in the project, subject to the right of Barrick to earn an additional 40% and Calista Corporation to acquire up to 15% of the total.

(2)
Measured Resources reported in January 2006 using a 1.2 g/t gold cut-off grade.

(3)
Measured & Indicated Resources reported at a 0.76 g/t gold cut-off grade within a US$500/oz gold conceptual pit.

(4)
Inferred Resources are in addition to Measured and Indicated Resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. See "Note Concerning Resource Calculations".

        The estimate is based on a 3-D geologic and mineralization model that integrates 222,000 meters (728,000 feet) of drilling completed by Placer Dome Inc. ("Placer Dome") and NovaGold.

        The most recent drill programs and sampling protocol were managed by Placer Dome. All drill samples were analyzed by fire assay at ALS Chemex Labs in North Vancouver, B.C., Canada. Assay quality control and quality assurance standards were overseen by Placer Dome. Kevin Francis, P.Geo, Resource Manager for NovaGold, is a Qualified Person as defined by National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and has validated the resource estimate and re-tabulation and confirmed that all procedures, protocols and methodology used in the estimation conform to industry standards. The resource estimate has been the subject of a NI 43-101 compliant technical report filed on SEDAR in January 2006.

Donlin Creek Updated Economic Assessment Underway

        The information contained in this document is the most recent available to NovaGold and does not reflect the results of drilling conducted by Barrick in 2006. NovaGold believes Barrick, as holder of a 30% interest in Donlin Creek and manager of the project, may possess undisclosed information that is material to NovaGold's shareholders and the market for evaluating Donlin Creek's potential value. As an example, during a site visit in July 2006, senior management from NovaGold reviewed drilling results adjacent to the Acma deposit indicating a major new discovery with the potential for a significant positive impact to the Donlin Creek resource model. NovaGold has formally requested that Barrick provide all relevant information on the Donlin Creek project as required under the Mining Venture Agreement, to allow dissemination of this information and give NovaGold's shareholders the ability to better evaluate Donlin Creek's potential value.

        Given the lack of information publicly disclosed by Barrick, NovaGold has commissioned SRK Consulting to prepare a Preliminary Economic Assessment that will provide estimates of capital and operating costs at a production rate of 60,000 tonnes per day for an open-pit mine at Donlin Creek. Results of the study are expected shortly.

The Donlin Creek Project

        NovaGold owns a 70% interest in the Donlin Creek deposit in a joint venture with Barrick. The deposit, located in southwestern Alaska, is one of the largest gold deposits in the world. As currently envisioned, Donlin Creek would be one of only a handful of gold mines worldwide that produce over 1 million ounces of gold per year, making it a true world-class asset. Under the terms of the agreement, Barrick has a back-in option to potentially earn an additional 40% interest (bringing its total interest to 70%) in the joint venture by expending a minimum of US$32 million on the property, completing a bankable feasibility study (as defined in the agreement) and making a board decision by November 2007 to construct a mine with an anticipated production rate of not less than 600,000 ounces of gold or gold equivalent per year for the first five years of production.

        NovaGold believes it will not be possible for Barrick to meet the terms and conditions of the agreement to obtain an additional 40% interest in the Donlin Creek project. NovaGold believes Barrick launched its August 4, 2006 hostile take-over bid for all outstanding NovaGold shares in an attempt to salvage its ability to earn the additional 40% interest.

Galore Creek Resource Estimate

        As part of the ongoing feasability study at NovaGold's Galore Creek copper-gold deposit, an updated independent, NI 43-101 compliant resource estimate using base case metal prices of US$450/oz for gold, US$7/oz for silver and US$1.25/lb for copper, has been completed, increasing the metal content of the Measured and Indicated Resources for copper, gold and silver by 26%, 23% and 57%, respectively.

        The updated Measured and Indicated Resource now totals 748.9 million tonnes grading 0.52% copper, 0.30 g/t gold and 4.9 g/t silver for a total metal content of 8.5 billion pounds of copper, 7.3 million ounces of gold and 117.1 million ounces of silver at a 0.25% copper-equivalent cut-off grade. The resource has been constrained within a conceptual pit based on metal prices approximately 50% greater than the feasability study's base case metals prices and using recent estimates of mining, geotechnical and metallurgical parameters. The previously released Measured and Indicated Resource totaled 516.7 million tonnes grading 0.59% copper, 0.36 g/t gold and 4.5 g/t silver at a 0.35% copper-equivalent cut-off grade. The Galore Creek feasability study is scheduled for completion in the second half of 2006.

        The updated Inferred Resource, excluding the Copper Canyon project, now totals 300.1 million tonnes grading 0.37% copper, 0.21 g/t gold and 3.7 g/t silver for a total metal content of 2.4 billion pounds of copper, 2.0 million ounces of gold and 35.5 million ounces of silver at a 0.25% copper-equivalent cut-off grade. Significant additional Inferred Resources of 164.8 million tonnes grading 0.35% copper, 0.54 g/t gold and 7.2 g/t silver for a total metal content of 1.3 billion pounds of copper, 2.9 million ounces of gold and 37.9 million ounces of silver at a 0.35% copper-equivalent cut-off grade also exist at Copper Canyon, though these numbers have not been updated since the January 2005 release. The Inferred Resources for the Galore Creek project will be the focus of conversion and optimization during future exploration.

        The summary tables below show resources at a copper-equivalent cut-off grade of 0.25%. Copper-equivalent grades are based both on long-term average metal prices and estimated recoveries based on extensive metallurgical data from the Galore Creek resource area (see Note 2 below). The copper-equivalent cutoff is comparable to a net smelter return of $3.82 per tonne calculated using estimates from the Preliminary Economic Assessment (October 2005). NovaGold has constrained resources to a conceptual open pit the limits of which were determined using recent estimates of mining, geotechnical and metallurgical recovery parameters developed in the preparation of the feasibility study. Significant mineralized material exists beyond the current resource conceptual pit and is the focus of ongoing delineation drilling.

Galore Creek Measured and Indicated Resources(1)

	Size	Grade				Pounds (Billions)	Ounces (Millions)	Ounces (Millions)
	Tonnes (Millions)		Au (g/t)	Ag (g/t)	CuEq(2) (%)
Resource Category		Cu (%)				Cu	Au	Ag

Measured	263.6	0.62	0.35	5.9	0.81	3.6	3.0	50.0

Indicated	485.3	0.46	0.28	4.3	0.63	4.9	4.4	67.1

Total M+I	748.9	0.52	0.30	4.9	0.69	8.5	7.4	117.1

Galore Creek & Copper Canyon Inferred Resources(1)

	Size	Grade				Pounds (Billions)	Ounces (Millions)	Ounces (Millions)
	Tonnes (Millions)		Au (g/t)	Ag (g/t)	CuEq(2) (%)
Resource Category		Cu (%)				Cu	Au	Ag

Galore Creek	300.1	0.37	0.21	3.7	0.51	2.4	2.0	35.7

Copper Canyon(3)	164.8	0.35	0.54	7.2	0.73	1.3	2.9	37.9

Total Inferred	464.9	0.37	0.33	4.9	0.59	3.7	4.9	73.6

Notes:

(1)
The resource has been constrained within a conceptual pit using metal prices approximately 50% greater than the feasability study base case metals prices and recent estimates of mining, geotechnical and metallurgical parameters. Mineral resources that are not mineral reserves do not have demonstrated economic viability. See "Note Concerning Resource Calculations".

(2)
Copper-equivalent calculations use metal prices of US$450/oz for gold, US$7/oz for silver and US$1.25/lb for copper. Copper-equivalent calculations (CuEq%) reflect gross metal content that has been adjusted for metallurgical recoveries based on the metallurgical domain testwork completed by Hatch Ltd. Copper recovery is expressed as a formula unique to each metallurgical domain necessary to derive copper concentration grades of 28%, or 26% for the Southwest Zone. Gold and silver recoveries of each metallurgical domain are expressed as a proportion of copper recovery.

(3)
Copper Canyon Inferred Resource on a 100% basis calculated using a 0.35% copper equivalent cut-off grade, as previously stated in the technical report issued in January 2005.

        The updated resource estimate was based on a 3-D geologic and mineralization model that integrated all exploration work on the project, including over 187,500 meters (615,000 feet) of drilling in 772 core holes. Block model metal grades were estimated with 5-meter-long drill hole composites using ordinary kriging methods. High-grade outlier values were capped prior to compositing based on a review of probability plots.

        The 2005 drill program and sampling protocol was completed with oversight by Qualified Person Scott Petsel, Senior Project Geologist for NovaGold. A rigorous quality control and quality assurance protocol was used on the project, including blank and reference samples with each batch of assays. All NovaGold drill samples were analyzed by fire assay and ICP at ALS Chemex Labs in Vancouver, B.C., Canada. Database quality control and quality assurance standards were overseen by Hatch Ltd. The resource estimate and technical report for the project was completed under the oversight of Mike Lechner, RPG, of Resource Modeling Inc., who is a Qualified Person as defined by NI 43-101. An NI 43-101 compliant technical report of the resource estimate will be filed on SEDAR not less than three business days prior to the expiry of the Barrick Offer.

The Galore Creek Project

        Located within the Stikine Gold Belt of northwestern British Columbia, Galore Creek is one of the largest undeveloped copper-gold projects worldwide. As envisioned, the Galore Creek deposit would be developed by conventional open-pit mining methods at a 65,000 tonnes-per-day processing rate over a minimum 20-year mine life.

        NovaGold is earning a 100% interest in the Galore Creek project from subsidiaries of Rio Tinto and Hudbay Minerals. NovaGold has an option agreement with Copper Canyon Resources Ltd. on the adjoining Copper Canyon property, under which the Company is earning up to an 80% interest. NovaGold also has an option on the adjoining Grace property with Pioneer Metals Corporation ("Pioneer"), under which the Company is earning a 60% interest. The option agreement on the Grace property is the subject of litigation between NovaGold and Pioneer.

        In February 2006, NovaGold entered into a comprehensive agreement with the Tahltan First Nations to support development of the Galore Creek project. The agreement demonstrates that large new mining projects such as Galore Creek can be developed with the active support of local First Nations communities if there is a long-term commitment to establish a cooperative and mutually beneficial working relationship.

Rock Creek And Big Hurrah Resource Estimates

        The combined Indicated Resource for the Rock Creek and Big Hurrah deposits, included in NovaGold's Nome Operations, totals 677,000 ounces of gold. In addition, an Inferred Resource has been estimated to contain 100,000 ounces of gold.

        The Rock Creek and Big Hurrah resource updates are based on NovaGold's most recent 3-D geologic and mineralization block model that integrates the results of exploration to date on the project. Mineral resources at Rock Creek were estimated by AMEC E&C Services Inc. (AMEC) and overseen by Dr. Harry Parker, P.Geo of AMEC. Mineral resources at Big Hurrah were estimated by Resource Modeling Inc. (RMI) and overseen by Mike Lechner, RPG of RMI. Both Dr. Parker and Mr. Lechner are Qualified Persons as defined by NI 43-101.

        Resources at Rock Creek and Big Hurrah were tabulated at cut-off grades based on recent estimates of mining, geotechnical and metallurgical parameters. Reported mineral resources were constrained by conceptual pits prepared by RMI. Big Hurrah's higher cut-off grade reflects the need to transport ore to the Rock Creek mill.

        The Rock Creek resource is based on data from 440 core and rotary holes totaling 38,000 meters (125,000 feet). The Big Hurrah resource is based on data from 273 core and rotary holes totaling 16,900 meters (55,600 feet).

Rock Creek — Mineral Resources at a 0.60 g/t gold cut-off grade(1)

Resource Category	Tonnes (Millions)	Gold Grade (g/t)	Ounces (Thousands)

Indicated	9.6	1.31	404

Inferred(2)	1.4	0.96	44

Big Hurrah — Mineral Resources at a 1.0 g/t gold cut-off grade(1)

Resource Category	Tonnes (Millions)	Gold Grade (g/t)	Ounces (Thousands)

Indicated	1.8	4.61	273

Inferred(2)	0.6	3.05	56

Notes:

(1)
Within a US$500/oz conceptual pit.

(2)
Inferred Mineral Resources are in addition to Indicated Mineral Resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. See "Note Concerning Resource Calculations".

        The most recent drill programs and sampling protocol at Rock Creek and Big Hurrah were managed by NovaGold. Accuracy has been monitored by inserted standards, blanks and check assays. An NI 43-101 compliant technical report of the resource estimate will be filed on SEDAR not less than three business days prior to the expiry of the Barrick Offer.

The Rock Creek/Big Hurrah Project

        Rock Creek will be NovaGold's first exploration project to achieve commercial operation, with gold production targeted for mid-2007. Mine construction began on August 22, 2006 upon receipt of final construction permits from the State of Alaska and federal regulators and approval for the start of construction by NovaGold's board of directors. The mine is expected to produce an average of 100,000 ounces of gold per year from a conventional open-pit year-round mining operation. The project is located 12 km (7 miles) from the town of Nome, Alaska on 5,700 hectares (14,000 acres) of patented private land owned 100% by NovaGold and 8,100 hectares (20,000 acres) of land owned by the Bering Straits and Sitnasuak Native Corporations. NovaGold has a mining lease with the Bering Straits Native Corporation, the first mining lease for lode gold signed with a Native Corporation under the Alaska Native Claims Settlement Act, and a Surface Use Agreement with the Sitnasuak Native Corporation.

        The Rock Creek project is accessed by state-maintained roads and benefits from the presence of nearby town-site infrastructure and power. Simple mining and processing, modest capital costs and significant resource expansion potential makes Rock Creek an ideal project for NovaGold to transition from an exploration-stage company to a gold producer. The State of Alaska recently completed construction of the Glacier Creek by-pass road, a 3-mile access route that improves access from the community of Nome to beyond the Rock Creek project area. This road upgrade benefits the Rock Creek project and supports future exploration in the Nome mining district, and was completed as part of the State of Alaska's Roads to Resources initiative.

UPDATED OWNERSHIP OF SECURITIES

        Janna Van Nieuwenhuyse, Rick Van Nieuwenhuyse's spouse, holds 250,000 options to purchase Shares, representing 2.9% of the outstanding options to purchase Shares.

MINORITY SHAREHOLDER PROTECTIONS

        In the event that Barrick is successful with the Barrick Offer, but not all of the outstanding Shares are tendered in acceptance of the Barrick Offer, OSC Rule 61-501, AMF Policy Q-27 and the Companies Act (Nova Scotia) contain provisions which protect the interests of the remaining minority Shareholders.

        Should Barrick, following the Barrick Offer, attempt to conduct a transaction by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving NovaGold or an affiliate of NovaGold to acquire the remaining Shares not acquired pursuant to the Barrick Offer (a "Subsequent Transaction"), the provisions of the Company Act (Nova Scotia) may require at least 75% of the Shareholders to approve the Subsequent Transaction at a meeting called for that purpose. In addition, OSC Rule 61-501 and AMF Policy Q-27 would in effect also require, in addition to any other required Shareholder approval, that a majority of the votes cast by "minority" Shareholders approve the Subsequent Transaction. Any Subsequent Transaction may also result in minority Shareholders having the right to dissent and demand payment of the fair value of their Shares under section 2 of the Third Schedule to the Companies Act (Nova Scotia). If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. Furthermore, section 132(1) of the Companies Act (Nova Scotia) provides that any "compulsory acquisition" contemplated by a new Board of Directors of NovaGold (the "Barrick Board") following the take-over bid can only be completed if holders of not less than 90% of the issued and outstanding Shares of NovaGold have tendered to the Barrick Offer within four months after it is made (the "Bid Period"). The Barrick Board would be required to give notice in the prescribed manner to each Shareholder who did not accept the Barrick Offer and each person who subsequently acquired any Shares (in each case, a "Dissenting Shareholder") of such acquisition at anytime within four months after the expiration of the Bid Period. Any Dissenting Shareholders would then have one month from the date of that notice to potentially apply to a court of competent jurisdiction for an order preventing the acquisition. The Board of Directors does not believe the TSX will delist NovaGold's Shares before Barrick has taken the steps necessary to effect either a Subsequent Transaction or a compulsory acquisition.

        The foregoing is only a summary of rights which may become available to a Shareholder and is qualified in its entirety by the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia). OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) are complex and may require strict adherence to notice and timing provisions, failing which a shareholder's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) should consult their legal advisors.

MATERIAL CHANGES IN THE AFFAIRS OF NOVAGOLD

        Except as otherwise described in this Notice of Change, the Directors' Circular or as otherwise publicly disclosed, none of the directors, executive officers or senior management of NovaGold are aware of any information that indicates any material change in the affairs or prospects of NovaGold since May 31, 2006, the date of the last unaudited interim financial statements of NovaGold, except as described therein.

OTHER INFORMATION

        Except as disclosed in this Notice of Change and the Directors' Circular, there is no information that is known to the directors of NovaGold that would reasonably be expected to affect the decision of the holders of Shares to accept or reject the Barrick Offer.

ALTERNATIVES TO THE OFFER

        There are no negotiations currently underway or transactions, Board of Directors' resolutions, agreements in principle or signed contracts that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving NovaGold; (b) the purchase, sale or transfer of a material amount of assets by NovaGold; (c) an issuer bid or other tender offer for or other acquisition of securities by or of NovaGold; or (d) any material change in the present capitalization or dividend policy of NovaGold.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Notice of Change constitute forward-looking statements (as defined in applicable securities legislation, including the United States Securities Exchange Act of 1934, as amended) and are prospective in nature. These statements are related to future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions. Statements concerning resource estimates also may be deemed to be forward-looking statements in that they involve predictions of the mineralizations that will be encountered if and when a deposit is developed and mined. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements including, without limitation:

  •
  uncertainty of production at NovaGold's mineral exploration properties;

  •
  risks related to NovaGold's ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

  •
  uncertainty of capital costs, operating costs, production and economic returns;

  •
  risks related to NovaGold's ability to finance the development of its mineral properties;

  •
  permitting risks and the need for government cooperation in the development of Donlin Creek, Galore Creek and other properties;

  •
  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of NovaGold's mineral deposits;

  •
  commodity price fluctuations;

  •
  risks related to NovaGold's current intention not to use hedging arrangements;

  •
  gold, copper and other currency fluctuations;

  •
  risks related to governmental regulations, including environmental regulations;

  •
  risks related to reclamation activities on NovaGold's properties;

  •
  NovaGold's ability to attract and retain qualified management;

  •
  uncertainties involved in litigation concerning Pioneer and the Grace property;

  •
  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production;

  •
  uncertainty related to unsettled aboriginal rights and title in British Columbia;

  •
  uncertainty related to title to NovaGold's mineral properties;

  •
  NovaGold's history of losses and expectation of future losses;

  •
  risks related to management of the Donlin Creek project;

  •
  the possible dilution of NovaGold's interest in the Donlin Creek project; and

  •
  increased competition in the mining industry.

        The Board of Directors believe that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Notice of Change. The Board of Directors do not intend, and do not assume any obligations, to update these forward-looking statements.

CURRENCY AND EXCHANGE RATES

        All references to US$ contained herein are to United States dollars. All references to $ and C$ contained herein are to Canadian dollars. On July 21, 2006, the last trading day before the announcement of the Barrick Offer, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.8791. On August 23, 2006, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.9008.

        In this Notice of Change, "NovaGold" and "the Company" refers to NovaGold Resources Inc. and its subsidiaries unless the context requires otherwise.

INFORMATION REGARDING BARRICK

        Certain information herein relating to Barrick and the Barrick Offer has been derived from Barrick's take-over bid circular regarding the Barrick Offer and other public sources. While the Board of Directors has no reasons to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

NOTE CONCERNING RESOURCE CALCULATIONS

        Information in this Notice of Change and NovaGold's disclosure documents filed with securities regulatory authorities concerning mineral properties has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, these documents use the terms "Measured Resources", "Indicated Resources" and "Inferred Resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. NI 43-101 permits an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available. Resources for NovaGold's Saddle, Nome Gold and Ambler deposits used in calculations included herein are such historical estimates. The historic resources for the Nome Gold and Saddle deposits set out above were completed by the Alaska Gold Company in 1995 and 2000, respectively. Although believed by management of NovaGold to be relevant and reliable, these historic resources pre-date NI 43-101 and are not compliant with NI 43-101 resource categories. The historic resource for the Ambler deposit set out above was completed by Kennecott in 1995. Although believed by management of NovaGold to be relevant and reliable, this historic resource pre-dates NI 43-101 and is not compliant with NI 43-101 resource categories. Unless otherwise indicated, resource calculations reflect NovaGold's interest in the Donlin Creek project at 70%.

        Unless otherwise indicated, resource calculations and calculations based on NovaGold's resources include Measured and Indicated Resources and Inferred Resources and historical resources for the Nome Operations, and reflect NovaGold's interest in the Donlin Creek project at 70%.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE NOTICE OF CHANGE

        The contents of this Notice of Change have been approved by the Board of Directors and the delivery of this Notice of Change has been authorized by the Board of Directors.

CERTIFICATE

DATED: August 24, 2006

        The foregoing, together with the Directors' Circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors' Circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors,

(Signed) RICK VAN NIEUWENHUYSE Chairman of the Board of Directors	(Signed) GERALD J. MCCONNELL Chairman of the Special Committee

Any questions or requests for assistance concerning the
information in this Notice of Change or the Directors' Circular may be directed to:

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders Call Toll-Free:
877-750-5837 (English speakers)
877-825-8777 (French speakers)

Banks and Brokers Call Collect: 212-750-5833

QuickLinks

DIRECTORS' RECOMMENDATION
NOTICE TO NON-CANADIAN SHAREHOLDERS
TABLE OF CONTENTS
AVAILABILITY OF DISCLOSURE DOCUMENTS
NOTICE OF CHANGE TO DIRECTORS' CIRCULAR
RECENT DEVELOPMENTS
NovaGold Gold, Silver and Copper Resource Base(1)
Donlin Creek Mineral Resource Estimate (100% basis)(1)(2)
Galore Creek Measured and Indicated Resources(1)
Galore Creek & Copper Canyon Inferred Resources(1)
Rock Creek — Mineral Resources at a 0.60 g/t gold cut-off grade(1)
Big Hurrah — Mineral Resources at a 1.0 g/t gold cut-off grade(1)
UPDATED OWNERSHIP OF SECURITIES
MINORITY SHAREHOLDER PROTECTIONS
MATERIAL CHANGES IN THE AFFAIRS OF NOVAGOLD
OTHER INFORMATION
ALTERNATIVES TO THE OFFER
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATES
INFORMATION REGARDING BARRICK
NOTE CONCERNING RESOURCE CALCULATIONS
STATUTORY RIGHTS
APPROVAL OF THE NOTICE OF CHANGE
CERTIFICATE
Any questions or requests for assistance concerning the information in this Notice of Change or the Directors' Circular may be directed to